UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2010

Potomac Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

West Virginia
(State of Other Jurisdiction of Incorporation)

0-24958
(Commission File Number)

55-0732247
(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV  25414-0906
(Address of Principal Executive Offices)  (Zip Code)

304-725-8431
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act 17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.        Results of Operations and Financial Condition.

For Immediate Release February 24, 2010

Robert F. Baronner Jr., President and CEO of Potomac Bancshares Inc., announced the following unaudited results for the fourth quarter of 2009.

For the quarter ended December 31, 2009 Potomac Bancshares Inc. had a profit of twelve cents per share compared to a loss for the quarter ended December 31, 2008 of seven cents per share.  As predicted, the improvement in performance during the quarter is primarily attributed to a reduction in the loan loss provision and other expenses associated with problem loans.  You will recall that for the previous three quarters of 2009, we made total provisions to the loan loss reserve of $6.7 million.  Much of this provision was based upon receiving updated appraisals on collateral that secure real estate loans in our portfolio.  Record foreclosure rates in our local area continue to drive down real estate market values.  As a result, if the repayment of a loan is dependent on the sale of real estate, we had to reserve accordingly in 2009.

We look forward to returning to consistent profitability in 2010 and improving our performance by a number of initiatives we have put in place.  Our net margin has declined over the past year due to a number of factors including an increased amount of nonperforming assets on our books.  In 2010, we will continue to convert nonperforming assets (both nonaccruing and other real estate owned) to performing assets that make money as soon as practical.  We are also making a concerted effort to improve the yield on our loan portfolio with firmer pricing on maturing loans as well as all new loans to the portfolio.  Until loan demand returns, we will hold firm on funding costs as there are few alternatives for investing deposits that provide an acceptable rate of return for the risk incurred.  Controlling overhead will continue to be paramount in 2010.  As part of this control we have taken steps to freeze both salaries and benefits during 2010.

Until we return to consistent profitability, we think it is prudent not to pay a cash dividend for the first quarter and to focus on maintaining strong regulatory capital levels.  Hopefully, the economy will improve in 2010, and we can get back to business as usual which may mean a resumption of the cash dividend.  If however, the economy continues to struggle, we are prepared to ride it out for the long term.

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POTOMAC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(Unaudited)
	December 31	December 31
	2009	2008
Assets:
Cash	$12,623	$8,349
Securities available for sale, at fair value	33,213	27,478
Loans, net of allowance for loan losses of $5,718 and
$4,079, respectively	228,993	242,375
Other real estate owned	5,632	1,644
Other assets	22,728	20,535

Total Assets	$303,189	$300,381

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$264,467	$254,088
Federal Home Loan Bank advances	3,856	4,776
Other liabilities	9,294	13,713
Total Liabilities	$277,617	$272,577

Stockholders’ Equity:
Common stock, $1 per share par value; 5,000,000 shares
authorized; 3,671,691 shares issued	$3,672	$3,672
Surplus	3,898	3,851
Undivided profits	21,931	25,070
Accumulated other comprehensive (loss), net	(1,063)	(1,952)
	$28,438	$30,641
Less cost of shares acquired for the treasury, 2009,
281,513 shares; 2008, 278,086 shares	2,866	2,837

Total Stockholders’ Equity	$25,572	$27,804

Total Liabilities and Stockholders’ Equity	$303,189	$300,381

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POTOMAC BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)

	For the Three Months		For the Twelve Months
	Ended Dec 31		Ended Dec 31
	Unaudited		Unaudited
	2009	2008	2009	2008
Interest Income	$3,594	$4,171	$14,913	$17,358
Interest Expense	1,208	1,462	5,121	6,477
Net Interest Income	2,386	2,709	9,792	10,881
Provision for Loan Losses	13	1,371	6,690	2,934
Net Interest Income after
Provision for Loan Losses	2,373	1,338	3,102	7,947
Noninterest Income	1,619	923	5,057	4,355
Total Noninterest Expenses	2,973	2,614	11,835	9,587
Income (Loss) before Income Tax Expense	1,019	(353)	(3,676)	2,715
Income Tax (Benefit) Expense	614	(129)	(1,436)	853

Net Income (Loss)	$405	$(224)	$(2,240)	$1,862

Earnings (Loss) Per Share, basic and diluted	$.12	$(.07)	$(.66)	$.55

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTOMAC BANCSHARES, INC.

/s/ Robert F. Baronner, Jr.
Robert F. Baronner, Jr., President and CEO
February 24, 2010

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